                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement              / / Confidential, for Use of the
/X/ Definitive Proxy Statement                   Commission Only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                             EMERSON ELECTRIC CO.
                             --------------------
               (Name of Registrant as Specified in Its Charter)



   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

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    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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


                   NOTICE OF ANNUAL MEETING OF THE
                           STOCKHOLDERS OF
Emerson [logo]           EMERSON ELECTRIC CO.

                                                   St. Louis, Missouri
                                                      December 8, 1999

TO THE STOCKHOLDERS OF
  EMERSON ELECTRIC CO.:

    The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the headquarters of the Company, 8000 West Florissant Avenue, St. Louis, Missouri on Tuesday, February 1, 2000, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on November 23, 1999, will be entitled to vote, for the following purposes:

    1. To elect six directors;

    2. To vote upon a proposal to approve the Annual Incentive Plan;
       and

    3. To transact such other and further business, if any, as lawfully may be brought before the meeting.

                                           EMERSON ELECTRIC CO.

                                           By    /s/ Charles F. Knight

                                                 Chairman of the Board

/s/ W. W. Withers

Secretary

    EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE VOTING INFORMATION IS PROVIDED ON THE PROXY CARD. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                              IMPORTANT

    PLEASE NOTE THAT A TICKET IS REQUIRED FOR ADMISSION TO THE MEETING. IF YOU PLAN TO ATTEND IN PERSON AND ARE A STOCKHOLDER OF RECORD, PLEASE CHECK THE BOX ON YOUR PROXY CARD AND BRING THE TEAR-OFF ADMISSION TICKET WITH YOU TO THE MEETING. IF YOUR SHARES ARE HELD BY SOMEONE ELSE SUCH AS A BROKER, PLEASE BRING WITH YOU A LETTER FROM THAT FIRM OR AN ACCOUNT STATEMENT SHOWING YOU WERE A BENEFICIAL HOLDER ON NOVEMBER 23, 1999.

                         EMERSON ELECTRIC CO.

        8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136

                           PROXY STATEMENT

    FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 1, 2000

      This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 1, 2000, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 8, 1999.

      If you have a disability which requires accommodation at the meeting, please call 314-553-2197; requests must be received by January 14, 2000.

      THIS YEAR, REGISTERED SHAREHOLDERS CAN SIMPLIFY THEIR VOTING AND SAVE THE COMPANY EXPENSE BY CALLING 1-800-840-1208 AND VOTING BY TELEPHONE. Telephone voting information is provided on the proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.

      If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive. The availability of telephone voting will depend on their voting processes.

      IF YOU VOTE BY TELEPHONE, IT IS NOT NECESSARY TO RETURN YOUR
PROXY CARD.

      If you do not choose to vote by telephone, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR Proposals I and II and otherwise in the discretion of the proxies. The Company knows of no reason why any of the nominees named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

      You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving written notice to the Secretary of the Company or by executing a later-dated proxy. To revoke a proxy or change your vote by telephone, you must do so by telephone (following the directions on your proxy card) by twelve midnight Eastern time on January 31, 2000.

      The close of business on November 23, 1999, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 432,199,058 shares of common stock. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date.

      A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1999 accompanies this proxy statement.

      This proxy is solicited by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $12,000 plus expenses. In addition, solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company.

                       I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

    The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Six directors of the Company are to be elected for terms ending at the Annual Meeting in 2003, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company, as well as the other directors whose terms of office as directors will continue after the Annual Meeting, is set forth below.

                                                                                        SHARES OF
                                                                                         EMERSON
                                                                  SERVED AS           COMMON STOCK
              NAME, AGE, PRINCIPAL OCCUPATION                     DIRECTOR            BENEFICIALLY
              OR POSITION, OTHER DIRECTORSHIPS                      SINCE           OWNED<F1><F2><F3>
              --------------------------------                    ---------         -----------------
NOMINEES FOR TERMS ENDING IN 2003

L. L. Browning, Jr., 70.....................................        1969                  455,848
  Former Vice Chairman of Emerson

A. A. Busch III, 62.........................................        1985                   16,464
  Chairman of the Board and President of Anheuser-Busch
     Companies, Inc., brewery, container manufacturer and
     theme park operator
  He is also a Director of GenAmerica Corp. and SBC
     Communications Inc.

R. B. Horton, 60............................................        1987                    4,426
  Retired Chairman of Railtrack Group PLC
  He is also a Director of Premier Farnell plc and PartnerRe
     Ltd.

G. A. Lodge, 67.............................................        1974                    9,064
  President of InnoCal Management, Inc., a venture capital
     management company

V. R. Loucks, Jr., 65.......................................        1979<F4>                5,064
  Chairman of Baxter International Inc., a global
     manufacturer and marketer of health care products
  He is also a Director of Affymetrix, Inc., Anheuser-Busch
     Companies, Inc., Coastcast Corp., GeneSoft, Inc. and
     The Quaker Oats Company

G. W. Tamke, 52.............................................        1997                  262,551
  Vice Chairman and Co-Chief Executive Officer of Emerson
  He is also a Director of Dayton-Hudson Corporation

TO CONTINUE IN OFFICE UNTIL 2002

D. C. Farrell, 66...........................................        1989                   15,064
  Retired Chairman and Chief Executive Officer of The May
     Department Stores Company
  He is also a Director of Ralston Purina Company

J. A. Frates, 79............................................        1966                   29,560
  Private investor

C. F. Knight, 63............................................        1972                1,811,178
  Chairman of the Board and Chief Executive Officer of
     Emerson
  He is also a Director of Anheuser-Busch Companies, Inc.,
     BP Amoco p.l.c., International Business Machines
     Corporation, Morgan Stanley Dean Witter & Co. and SBC
     Communications Inc.

                                  3


                                                                                        SHARES OF
                                                                                         EMERSON
                                                                  SERVED AS           COMMON STOCK
              NAME, AGE, PRINCIPAL OCCUPATION                     DIRECTOR            BENEFICIALLY
              OR POSITION, OTHER DIRECTORSHIPS                      SINCE           OWNED<F1><F2><F3>
              --------------------------------                    ---------         -----------------
R. B. Loynd, 72.............................................        1987                   11,064
  Chairman of the Executive Committee of Furniture Brands
    International Inc., manufacturer and marketer of
    furniture products
  He is also a Director of Converse Inc.

R. W. Staley, 64............................................        1987<F4>              182,072
  Chairman of Emerson Asia-Pacific
  He is also a Director of ACE Limited

TO CONTINUE IN OFFICE UNTIL 2001

J. G. Berges, 52............................................        1997                  246,281<F5>
  President of Emerson
  He is also a Director of MCN Energy Group Inc.

R. L. Ridgway, 64...........................................        1995                    3,764
  Former Assistant Secretary of State for Europe and Canada
  She is also a Director of Bell Atlantic Corporation, The
    Boeing Company, Minnesota Mining and Manufacturing
    Company, Nabisco Holdings Corp., Nabisco Group Holdings
    Corp., Sara Lee Corporation and Union Carbide
    Corporation

A. E. Suter, 64.............................................        1989<F4>              282,220
  Chief Administrative Officer of Emerson
  He is also a Director of Furniture Brands International
    Inc.

W. M. Van Cleve, 70.........................................        1984                   34,812<F5>
  Partner of Bryan Cave LLP, lawyers

E. E. Whitacre, Jr., 58.....................................        1990                    5,464
  Chairman and Chief Executive Officer of SBC Communications
    Inc., a diversified communications holding company
  He is also a Director of Anheuser-Busch Companies, Inc.,
    Burlington Northern Santa Fe Corporation and The May
    Department Stores Company

All Directors and Executive Officers as a Group
  (19 persons)..............................................                            3,778,362<F6>

-------
<F1> Beneficial ownership of Emerson common stock is stated as of September 15,
     1999. The foregoing table includes all executive officers of the Company named in the Summary Compensation Table except W. J. Galvin, who beneficially owned 193,658 shares. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Accordingly, except in the case of Mr. Berges, shares owned separately by spouses are not included. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except as follows: (i) with respect to the following shares the person named has no investment power:
     Mr. Knight-248,674; Mr. Tamke-74,000; Mr. Suter-102,858; Mr.
     Berges-74,000; Mr. Galvin-72,750; Mr. Staley-20,000; and each non-employee director-2,664; and (ii) with respect to the following shares the person named has no voting power: Mr. Knight-7,911; Mr. Tamke-1,955; Mr. Suter-4,333; Mr. Berges-3,645; Mr. Galvin-5,485; Mr. Staley-5,964.

<F2> Includes the following shares which such persons have or will have within
     60 days after September 15, 1999, the right to acquire upon the exercise of employee stock options: Mr. Knight-180,114; Mr. Tamke-99,261;
     Mr. Suter-65,339; Mr. Berges-44,492; Mr. Galvin-44,832; Mr. Staley-6,667.

<F3> No person reflected in the table owns more than .5% of the outstanding shares of Emerson common stock.

                                  4

<F4> Mr. Staley previously served as a director of the Company from April 1978 to February 1982. Mr. Suter previously served as a director from February to June 1987. Mr. Loucks previously served as a director from April 1974 to December 1975.

<F5> Includes 38,291 shares as to which Mr. Berges shares voting and investment power. Includes 15,748 shares held by Mr. Van Cleve as co-trustee of three trusts and a charitable foundation, as to which Mr. Van Cleve shares voting and investment power and disclaims beneficial ownership.

<F6> Includes 493,126 shares of common stock which executive officers have, or will have within 60 days after September 15, 1999, the right to acquire upon exercise of employee stock options. Shares owned as a group repre-sents .872% of the outstanding common stock of the Company. The shares issuable upon exercise of options were deemed to be outstanding for purposes of calculating the percentage of outstanding shares. The total includes 32,664 shares held in employee accounts under the Company's 401(k) savings plans, as to which employees have investment power only.

    Each of the nominees and continuing directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

    Mr. Farrell retired as Chairman and Chief Executive Officer of The May Department Stores Company in April, 1998.

    Sir Robert Horton retired as Chairman of Railtrack Group PLC in
August, 1999.

    Mr. Loucks relinquished the position of Chief Executive Officer of Baxter International Inc. at the end of 1998.

CERTAIN BUSINESS RELATIONSHIPS

    Mr. Van Cleve is a partner and former Chairman of the law firm of Bryan Cave LLP, which firm the Company retained in fiscal 1999 and expects to retain in fiscal 2000.

BOARD OF DIRECTORS AND COMMITTEES

    The members of the Board of Directors are elected to various committees. The standing committees of the Board (and the respective chairmen) are: Executive Committee (Knight), Audit Committee (Busch), Compensation and Human Resources Committee (Loucks), Finance Committee (Horton), Pension Committee (Lodge) and Public Policy Committee (Whitacre). The Compensation and Human Resources Committee acts as a nominating committee and reviews new director nominees. There were nine meetings of the Board of Directors during fiscal 1999. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served.

    The functions of the Audit Committee are to review the Company's reports to stockholders with management and the independent auditors to insure that appropriate disclosure is made; appoint the firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of the Company's internal controls; review and approve the fees of the independent auditors and related matters. The Committee met five times in fiscal 1999. The members of the Committee are A. A. Busch III, Chairman, R. B. Loynd, R. L. Ridgway and W. M. Van Cleve.

    The functions of the Compensation and Human Resources Committee are to review and approve the salaries of all officers of the Company; review and approve all salaries above a specified level to be paid to non-officer employees and salaries of all division presidents; grant awards under and administer the Company's stock option and incentive shares plans; review and approve all additional compensation plans; determine if necessary when service by officers and directors with another entity is eligible for indemnification under the Company's Bylaws; monitor the senior management and director succession plans and review new director nominees; and authorize Company contributions to benefit plans, and adopt and terminate benefit plans not the prerogative of management. The Committee met four times in fiscal year 1999. The members of the Committee are V. R. Loucks, Jr., Chairman,
D. C. Farrell, J. A. Frates and E. E. Whitacre, Jr.

DIRECTOR COMPENSATION

    Directors who are employees of the Company do not receive any compensation for service as directors. Each non-employee director is currently paid an annual cash retainer of $30,000 plus an award of restricted shares of Company common stock with a market value on the date of the award of $45,000 and fees of $1,500 plus expenses for attendance at each Board meeting. Such restricted stock does not vest and cannot be sold until the director's retirement or earlier death or resignation. Each committee chairman is currently paid an annual retainer of $5,000, and each committee member is paid $1,250 plus expenses for attendance at each committee meeting.

    Directors may elect to defer all or a part of such cash compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. Directors in the alternative may elect to have deferred fees converted into units equivalent to shares of Emerson common stock, and their accounts are credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

    In addition, the Company has a Continuing Compensation Plan for Non-Management Directors. Under this plan, a director who is not an employee of the Company who has served as a director for at least five years will, after the later of termination of service as a director or age 72, receive for life a percentage of the annual cash retainer for directors in effect at the time of termination of service. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a director terminates because of death, the benefit will be paid to the surviving spouse for five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors and executive officers are required, pursuant to Section 16(a) of the Securities Exchange Act of 1934, to file statements of beneficial ownership and changes in beneficial ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange and to furnish copies of such statements to the Company.

    Based solely on a review of the copies of such statements furnished to the Company and written representations that no other such statements were required, the Company believes that during fiscal year 1999 its directors and executive officers complied with all such requirements except Mr. Suter and W. W. Withers, an executive officer of the Company. Due to an oversight by the Assistant Secretary's staff, Mr. Suter inadvertently filed late two statements, one covering one small gift to a family member and the other covering three small gifts to family members. Mr. Withers filed late one statement covering two small charitable gifts.

                        EXECUTIVE COMPENSATION

    The following information relates to compensation received or earned by the Company's Chief Executive Officer and each of the other five most highly compensated executive officers of the Company for each of the last three fiscal years of the Company.

                                                SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION<F1>
                                                                       ---------------------------------------------
                                            ANNUAL COMPENSATION                   AWARDS                 PAYOUT
                             -----------------------------------------------------------------------------------------------------
                                                                                         SECURITIES      LONG-
                                                              OTHER                      UNDERLYING       TERM            ALL
                                                             ANNUAL       RESTRICTED      OPTIONS/     INCENTIVE         OTHER
         NAME AND            FISCAL                         COMPENSA-        STOCK          SARS          PLAN          COMPEN-
    PRINCIPAL POSITION        YEAR   SALARY($)  BONUS($)   TION($)<F2>  AWARD(S)($)<F3>     (#)      PAYOUTS($)<F4>  SATION($)<F5>
    ------------------       ------  ---------  --------   -----------  ---------------  ----------  --------------  -------------
C. F. Knight                  1999   1,200,000  3,000,000     71,000       2,371,252            0               0      111,160
Chairman of the Board and     1998     900,000  2,500,000     45,439               0       96,667      11,900,662       66,680
Chief Executive               1997     900,000  1,100,000     48,628               0            0               0       65,301
Officer<F6><F7>

G. W. Tamke                   1999     650,000  1,000,000         --               0            0               0       37,269
Vice Chairman and             1998     550,000    600,000         --       1,136,200            0       1,814,671       31,715
Co-Chief Executive            1997     445,000    500,000         --               0       86,264               0       27,920
Officer<F7>

A. E. Suter                   1999     515,000    575,000         --               0            0               0       28,541
Chief Administrative          1998     490,000    550,000         --               0       20,000       3,924,739       26,669
Officer<F7>                   1997     490,000    510,000         --               0            0               0       26,512

J. G. Berges                  1999     415,000    535,000         --               0            0               0       23,241
President<F7>                 1998     375,000    475,000         --       1,136,200            0       1,582,551       20,899
                              1997     315,000    425,000         --               0       30,526               0       17,743

W. J. Galvin                  1999     375,000    450,000         --               0            0               0       19,885
Senior Vice                   1998     350,000    420,000         --       1,136,200            0       1,413,707       17,750
President--Finance            1997     315,000    360,000         --               0       27,082               0       14,750
and Chief Financial Officer

R. W. Staley                  1999     320,000    450,000         --               0            0               0       18,625
Chairman of Emerson           1998     300,000    425,000         --               0       20,000       2,046,792       16,875
Asia-Pacific                  1997     300,000    375,000         --               0            0               0       16,250

--------
<F1> The Company's stock option plans, incentive shares plans and supplemental executive retirement and savings investment plans generally provide for acceleration of vesting in the event of a change in control of the Com-pany.

<F2> Consistent with applicable regulations, certain non-cash compensation need not be reported.

<F3> The number of shares of restricted stock held by the named executive officers at the end of fiscal year 1999, and the aggregate value of such shares, are as follows: C. F. Knight, 248,674 shares having a value of $15,713,088; G. W. Tamke, 74,000 shares having a value of $4,675,875;
     A. E. Suter, 102,858 shares having a value of $6,499,340; J. G. Berges, 74,000 shares having a value of $4,675,875; W. J. Galvin, 72,750 shares having a value of $4,596,891; R. W. Staley, 20,000 shares having a value of $1,263,750. The Company pays dividends on restricted stock. All restricted stock awards have a restriction period and are earned over a period of three to ten years and vest at the end of such period; the shares are payable only if the executive is employed with the Company and in good standing at the end of the restriction period. The amounts shown in the table represent the dollar value based on the stock price per share at award date and do not reflect any payment to the individual.

<F4> Long-term performance awards paid in fiscal year 1998 were based on the achievement of performance objectives over a five-year period.

<F5> Includes for fiscal 1999: (a) the value of the benefit to the named individuals of the remainder of premiums paid by the Company on behalf of the named individuals pursuant to the Company's "split dollar" insurance program in the following amounts: C. F. Knight-$18,660; G. W. Tamke-$6,019; A. E. Suter-$1,916; J. G. Berges-$991 and (b) contributions by the Company on behalf of the named individuals to the Company's matched

                                  7

     savings plan in the following amounts: C. F. Knight-$92,500; G. W. Tamke-$31,250; A. E. Suter-$26,625; J. G. Berges-$22,250; W. J.
     Galvin-$19,885 and R. W. Staley-$18,625.

<F6> Mr. Knight has an employment agreement, which has a term expiring on
     September 30, 2005, which provides a minimum annual compensation of $900,000 during the term or as long as Mr. Knight remains a senior execu-tive. The agreement also provides for his continued participation in the Company's incentive and benefit plans for the balance of the term, and vesting in the event of his death, disability or retirement or if he is no longer serving as Chief Executive Officer. Under the terms of the agreement, after retirement Mr. Knight will be available at management's request to consult with the Company up to 30 days per year, for a period of not less than 15 years and will be compensated with a daily consulting fee based on his daily salary rate at the time of his retirement.
     He will also continue to have access to Company facilities and services, including the Company's aircraft, car, driver, financial planning and club memberships if he meets certain conditions including not competing with the Company.

<F7> Mr. Knight was also President until March 1997 when Mr. Tamke was elected
     President and Mr. Berges was elected a Vice Chairman. In October 1997 Mr. Tamke was named Chief Operating Officer, succeeding Mr. Suter who was named Chief Administrative Officer. In May 1999 Mr. Tamke and Mr. Berges were named to their present positions.

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                               ---------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF     % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                                SECURITIES   OPTIONS/SARS                              STOCK PRICE APPRECIATION FOR
                                UNDERLYING    GRANTED TO   EXERCISE OR                          OPTION TERM
                               OPTIONS/SARS  EMPLOYEES IN  BASE PRICE   EXPIRATION  -----------------------------------
          NAME                 GRANTED (#)   FISCAL YEAR     ($/SH)        DATE     0% ($)        5% ($)      10% ($)
          ----                 ------------  ------------  -----------  ----------  ------        ------      -------
C. F. Knight.............           0            n/a           n/a         n/a       n/a           n/a          n/a
G. W. Tamke..............           0            n/a           n/a         n/a       n/a           n/a          n/a
A. E. Suter..............           0            n/a           n/a         n/a       n/a           n/a          n/a
J. G. Berges.............           0            n/a           n/a         n/a       n/a           n/a          n/a
W. J. Galvin.............           0            n/a           n/a         n/a       n/a           n/a          n/a
R. W. Staley.............           0            n/a           n/a         n/a       n/a           n/a          n/a

                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                     VALUE           OPTIONS AT FY-END(#)            AT FY-END($)<F1>
                              SHARES ACQUIRED      REALIZED       ---------------------------   ---------------------------
          NAME                ON EXERCISE (#)       ($)<F1>       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----                ---------------      --------       -----------   -------------   -----------   -------------
C. F. Knight............               0                   0        147,892        64,445        4,868,857       430,976
G. W. Tamke.............           9,508             522,940         87,173        28,755        2,258,338       516,239
A. E. Suter.............           7,000             317,625         58,672        13,334        2,105,403       113,755
J. G. Berges............          24,000           1,320,000         34,316        10,176          873,427       190,800
W. J. Galvin............               0                   0         35,804         9,028        1,026,044       169,275
R. W. Staley............          11,658             379,966              0        13,334                0       113,755

-------
<F1> The values represent the difference between the exercise price of the options and the market price of the Company's common stock on the date of exercise and at fiscal year-end, respectively.

                           LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                                                             ESTIMATED FUTURE
                                                                                               PAYOUTS UNDER
                                                                                                 NON-STOCK
                                                                        PERFORMANCE OR       PRICE-BASED PLANS
                                                       NUMBER OF         OTHER PERIOD
                                                      PERFORMANCE      UNTIL MATURATION       TARGET/MAXIMUM
                      NAME                               UNITS            OR PAYOUT            (# OF SHARES)
                      ----                            -----------      ----------------      -----------------
C. F. Knight....................................           0                 n/a                    n/a
G. W. Tamke.....................................           0                 n/a                    n/a
A. E. Suter.....................................           0                 n/a                    n/a
J. G. Berges....................................           0                 n/a                    n/a
W. J. Galvin....................................           0                 n/a                    n/a
R. W. Staley....................................           0                 n/a                    n/a

                          PENSION PLAN TABLE

    The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of service combinations under the Emerson Electric Co. Retirement Plan and a related supplemental executive retirement plan.

                                                           ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                                         ------------------------------------------------------------------------------
AVERAGE ANNUAL                            10 YEARS         15 YEARS         20 YEARS         25 YEARS         35 YEARS
COMPENSATION                             OF SERVICE       OF SERVICE       OF SERVICE       OF SERVICE       OF SERVICE
--------------                           ----------       ----------       ----------       ----------       ----------
$ 550,000..........................       $ 80,847        $  121,271       $  161,694       $  202,118       $  282,965
 1,200,000.........................        178,347           267,521          356,694          445,868          624,215
 1,850,000.........................        275,847           413,771          551,694          689,618          965,465
 2,500,000.........................        373,347           560,021          746,694          933,368        1,306,715
 3,150,000.........................        470,847           706,271          941,694        1,177,118        1,647,965
 3,800,000.........................        568,347           852,521        1,136,694        1,420,868        1,989,215
 4,450,000.........................        665,847           998,771        1,331,694        1,664,618        2,330,465
 5,100,000.........................        763,347         1,145,021        1,526,694        1,908,368        2,671,715

    Retirement benefits under the plans are computed on the basis of an annuity with five years certain, unless the participant elects another method of payment. The benefit amounts in the Pension Plan Table above have already been adjusted for Social Security (or any other benefits). The dollar amounts in the salary and bonus columns of the Summary Compensation Table above are substantially the same as the compensation covered by the plans, but deferred bonuses may cause such amounts to vary from the amounts shown in the Summary Compensation Table. The credited years of service covered by the plans for each of the persons named in the Summary Compensation Table above are as follows: C. F. Knight, 27; G. W. Tamke, 11; A. E. Suter, 20; J. G. Berges, 24; W. J. Galvin, 27; R. W. Staley, 24. Payment of the specified retirement benefits is contingent upon continuation of the plan in its present form until the employee retires.

    The benefits of certain employees may be reduced under the Emerson Electric Co. Retirement Plan to meet the limits of the Internal Revenue Code. An employee who is subject to a reduction of benefits under the Internal Revenue Code may be selected to participate in the supplemental executive retirement plan. Participation in the supplemental plan is by award, subject to the sole approval by the Compensation and Human Resources Committee. Of the officers listed above, C. F. Knight, A. E. Suter and R. W. Staley have been selected to participate in the supplemental plan.

    The estimated total retirement benefits payable at age 65 to C. F. Knight, G. W. Tamke, A. E. Suter, J. G. Berges, W. J. Galvin, and R.
W. Staley are 61%, 4%, 28%, 12%, 50% and 31% respectively, of the dollar amounts shown in the salary and bonus columns of the Summary Compensation Table. Payment of the retirement benefits from the supplemental plan is contingent upon continuation of the plan in its present form until the employee retires.

       REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
         OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation and Human Resources Committee of the Board of Directors (the "Committee"), composed of four non-employee directors, establishes and administers the executive compensation program for the Company's top executives. The program supports the Company's commitment to enhancing stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company, and to accomplish the Company's short- and long-term objectives. The executive compensation package has uniquely served the Company's stockholders since 1977 by rewarding and motivating executives for the accomplishment of the Company's objectives. The executive compensation program is a focused, well-defined management tool that reinforces the Company's culture and commitment to stockholders.

    The Committee has historically viewed compensation as a total package that includes base salary and variable short- and long-term (performance-based) compensation. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Basic principles underlying the pay programs are the following:

    * Maximize stockholder value.

    * Retain, reward and motivate key executives.

    * Compensate for performance rather than create a sense of entitlement.

    * Reward team results.

    * Build executive stock ownership.

COMPONENTS OF EXECUTIVE COMPENSATION

    To determine the competitive level of total compensation (including total annual cash and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries, including those shown in the peer group performance graph.

    TOTAL ANNUAL CASH COMPENSATION: Cash compensation consists of base salary and annual cash incentives (bonuses), with the sum of the two referred to as "Total Cash Compensation." Currently, approximately 1,200 key executives participate in the Total Cash Compensation program. A Total Cash Compensation target, including base salary and incentive, is established for each executive officer position using benchmark survey comparisons. Annual increases, if any, are based on individual merit and Company affordability. The annual incentive opportunity represents from 25% to 70% of total cash compensation. Payment of the annual cash incentive portion is based on the financial performance of the Company versus pre-established targets. The Committee annually establishes and approves short-term financial targets which are important to the Company and its stockholders. Typical targets include sales, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. To a lesser degree, individual performance and potential can be a factor. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year.

    LONG-TERM COMPENSATION INCENTIVES: Long-term incentive awards, consisting of performance shares, stock options and restricted stock, are a substantial portion of the total compensation packages of certain key senior executives and are specifically focused on the Company's longer-term objectives. Long-term programs are paid in stock. The Company's continuing philosophy is that executives are expected to hold the stock earned under the programs. The value of current executive stock holdings is significant, in absolute terms and in relation to base pay, though the Company does not establish specific ownership targets. Long-term plan participation and size of awards are determined by the individual's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential.

    PERFORMANCE SHARES: The performance shares plan reinforces the Company's five-year objectives and rewards executives for achieving those objectives. The Company has had continuing performance shares programs since 1977. Participation in this program is limited, and only executives who can most directly influence the Company's long-term financial success are included. Awards are denominated in share units, with no dividend payments during the performance period. The Committee approves the performance measures and evaluates the performance of the Company against those measures. Historically, the Company's five-year plans have targeted earnings per share growth objectives and other financial measures deemed appropriate to accomplish the Company's five-year performance targets. The final payout (paid in stock) can range from 0% to 100% of the target award, depending upon the level of achievement of the established financial targets.

    STOCK OPTIONS: The stock option plan provides the long-term focus for a larger group of key employees. Currently, approximately 1,700 key employees are eligible to be considered for participation in the stock option program. Awards are made approximately every three years and are vested one-third each year. Options are granted at 100% of the fair market value of the Company's common stock on the date of grant and expire ten years from the date of grant.

    RESTRICTED STOCK: The restricted stock program was designed primarily to retain key executives and potential top management of the Company while building stock ownership, long-term equity and linking pay directly with stockholder return. Participation has been highly selective and limited to a very small group of executives. The Committee views this program as an important management succession planning and retention tool. The restriction period for most awards is ten years.

    The Company's incentive compensation programs are designed to reward executives for achievement of the Company's performance objectives. The plans, as approved by stockholders, are designed to comply with Internal Revenue Code Section 162(m) to ensure tax deductibility. The Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and the stockholders.

CEO COMPENSATION

    In making its decision this year, the Committee considered the Company's continuing strong performance and the steps Mr. Knight has taken to position the Company for future growth. The fiscal 1999 earnings reached $1.3 billion, with earnings per share of $3.00, an 8.0% increase over fiscal 1998 despite challenging economic conditions worldwide.

    Fiscal 1999 was the 42nd consecutive year of increased earnings and earnings per share and the 43rd consecutive year of increased dividends per share. This exceptional record of consistent earnings and dividend growth reflects the Company's long-standing commitment to stockholder value. Mr. Knight has been chief executive for 26 of those years, demonstrating his commitment to value creation. Over the past five years, one of the best five-year periods in Emerson's history, the Company achieved double-digit compound annual growth rates for sales, earnings, earnings per share, dividends and operating cash flow. In addition, the Committee noted that the Company's compound average total annual return to stockholders over the five-year period was 18.8%.

    The Committee also recognized the continuing value of Mr. Knight's management expertise; his insight into the Company's global strategies, operations and markets; his leadership in the continuing development and commercialization of technologies that are central to Emerson's growth; and his key role in the dramatic increase in stockholder value during his term as Chief Executive Officer. In addition, building on his strong record in developing a management team, for the past three years Mr. Knight has worked closely with the Board of Directors to develop a transition plan to the next generation of senior management. As a result of this effort, in May George W. Tamke was named Vice Chairman and Co-Chief Executive Officer, James G. Berges was appointed President, and David N. Farr was promoted to Senior Executive Vice President and Chief Operating Officer. These steps, and the continued development of Emerson's management under Mr. Knight's guidance, position the Company for continued success.

    For fiscal year 1999, Mr. Knight received a base salary of $1,200,000 and was awarded a bonus of $3,000,000 as the Company's performance for fiscal year 1999 exceeded the targets previously set by the Committee under the terms of the Annual Incentive Plan approved by stockholders. Mr. Knight also was awarded 40,000 shares of restricted stock. Mr. Knight's employment contract is described in footnote 6 to the Summary Compensation Table.

                             Compensation and Human Resources Committee

                                V. R. Loucks, Jr., Chairman
                                D. C. Farrell
                                J. A. Frates
                                E. E. Whitacre, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company except J. A. Frates, who was chief executive officer of Ridge Tool Company when it was acquired by the Company in 1966 and for approximately two years thereafter.

    A. E. Suter, a director and executive officer of the Company, served as a director and member of the Executive Compensation and Stock Option Committee of Furniture Brands International Inc. during the last fiscal year, and R. B. Loynd, Chairman of the Executive Committee of Furniture Brands International Inc., served as a director of the Company.

                          PERFORMANCE GRAPH

    The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Company's common stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the Dow Jones Electrical Components and Equipment Index (DJEE) for the five-year period ended September 30, 1999.



                               [GRAPH]



                  1994  1995  1996  1997  1998  1999  CAGR<F*>
                  ----  ----  ----  ----  ----  ----  --------
         EMERSON  $100  $123  $159  $208  $229  $237    18.8%
         S&P 500   100   130   156   219   239   305    25.0
         DJEE      100   116   147   194   187   269    21.9

         <F*>Compound Annual Growth Rate

          II. PROPOSAL TO APPROVE THE ANNUAL INCENTIVE PLAN

    The purpose of this proposal is to seek stockholder approval of the Company's long-standing Annual Incentive Plan (the "Plan"), which has provided annual cash awards of performance-based compensation to key employees since 1977. The Plan is being submitted to stockholders for approval in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes limits on the Company's ability to deduct compensation paid to the executive officers listed in the Summary Compensation Table, unless certain requirements are met. The Plan was previously approved by stockholders in 1995 but under Section 162(m) must be disclosed to and approved by a majority of stockholders at least every five years. Accordingly, the following discussion sets forth the material terms of the Plan under which the Company has paid and proposes to pay performance-based annual incentive awards to certain executive officers. The discussion is qualified in its entirety by reference to the complete text of the Plan document as set forth in Appendix A.

    If the Plan is not approved by the stockholders, payments that would have been made pursuant to the Plan will not be made. The Compensation and Human Resources Committee may consider other terms for incentive compensation awards whether or not they qualify for deduction under Section 162(m).

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ANNUAL INCENTIVE PLAN.

    GENERAL--The purpose of the Plan is to provide an annual incentive whereby a significant portion of an executive's Total Cash Compensation is based on his efforts in achieving specified performance objectives established for a given fiscal year. The Plan is designed to attract, motivate and retain key executives on a competitive basis in which total cash compensation levels are closely linked with accomplishment of the Company's financial and strategic objectives.

    ADMINISTRATION--The Plan is administered by a subcommittee of the Compensation and Human Resources Committee of the Board of Directors (the "Committee"), which has broad authority to administer and interpret the Plan and its provisions as it deems appropriate. The Committee's powers include authority, within the limitations set forth in the Plan, to select the persons to be granted awards, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

    ELIGIBILITY--Participation in the Plan is limited to executive officers of the Company as designated by the Committee. It is anticipated that approximately seven individuals, including the Company's Chief Executive Officer, will receive awards under the Plan.

    ANNUAL INCENTIVE AWARDS--Participants are eligible to receive annual cash incentive awards based on the attainment of specified performance objectives as determined in advance by the Committee. Actual incentive awards are determined by the Committee as soon as practical after the end of the fiscal year. Participants may elect to defer the receipt of their awards. A participant who elects to defer payment for a stated number of years or until termination of employment will be paid interest at the prime rate on deferred amounts.

    SPECIAL PROVISIONS FOR "COVERED EMPLOYEES"--The following provisions are designed to preserve the Company's tax deduction with respect to awards paid to "covered employees," as specifically defined below.

  Covered Employees

    A covered employee is defined as any executive officer of the Company whom the Committee designates as a participant for a given fiscal year.

  Performance Criteria

    Annual incentive awards payable under the Plan to covered employees are to be based solely on one or more of the following performance criteria: sales, earnings, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. Performance objectives may be established separately for the Company as a whole or for its various groups, subsidiaries and affiliates. Each of these performance criteria are to be specifically defined in advance by the Committee, and may include or exclude specified items of an unusual or nonrecurring nature.

  Maximum Compensation

    The maximum annual incentive award payable under the Plan to a covered employee is not to exceed six million dollars for any given fiscal year.

  Discretion

    No awards are to be paid to a covered employee if the applicable performance criteria are not achieved for a given fiscal year. If the applicable performance criteria are achieved for a given fiscal year, the Committee has full discretion to reduce or eliminate the annual incentive award otherwise payable for that year. Under no circumstances may the Committee use discretion to increase an annual incentive award payable to a covered employee.

    AMENDMENT AND TERMINATION--The Committee is empowered to amend or terminate the Plan at any time, except that no amendment is to be made without prior approval of the Company's stockholders which would materially: (1) modify the Plan's eligibility requirements, (2) change the performance criteria applicable to covered employees, or (3) increase the maximum amount per year which may be paid to covered employees.

    PLAN BENEFITS--Awards under the Plan will be based on the Company's future performance and are therefore not presently determinable. The benefits paid under the Plan to the covered executives for fiscal 1999 is shown in the Summary Compensation Table.

                             III. VOTING

    The affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2000 Annual Meeting is required to elect directors, to approve the Annual Incentive Plan and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, proxies which are marked "abstain" on the proposal to approve the Annual Incentive Plan, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against approval of the Annual Incentive Plan and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons voting such proxies, except proxies which are marked to deny discretionary authority.

                       IV. INDEPENDENT AUDITORS

    KPMG LLP was the auditor for the fiscal year ended September 30, 1999, and the Audit Committee has selected it as auditor for the year ending September 30, 2000. A representative of KPMG LLP will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                       V. STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 2001 Annual Meeting scheduled to be held on February 6, 2001, must be received by the Company by August 9, 2000 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

    In order for a stockholder to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days before the meeting, i.e., between October 6 and November 7, 2000 for the 2001 Annual Meeting (but if the Company gives less than 100 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation and shares held.

    In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

    In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the 1998 fiscal year and is available at the Securities and Exchange Commission Internet site (http://www.sec.gov).

                                                            APPENDIX A

                         EMERSON ELECTRIC CO.
                        ANNUAL INCENTIVE PLAN

  I. PURPOSE

    The purpose of the Emerson Electric Co. Annual Incentive Plan is to provide an annual incentive program for selected key executives which is based upon specific performance criteria established for a given Fiscal Year. In particular, this program is designed to (a) provide an annual incentive whereby a significant portion of such executives' Fiscal Year compensation is based on their efforts in achieving the performance objectives of the Company and/or its subsidiaries or divisions, and (b) attract, motivate and retain key executives on a competitive basis in which total compensation levels are closely linked to the accomplishment of the Company's financial and strategic objectives.

  II. DEFINITIONS

    The following words shall have the following meanings unless the context clearly requires otherwise:

    A. "Annual Incentive Award" or "Award" means the amount of compensation payable to a Participant under the Program.

    B. "Board of Directors" means the Board of Directors of Emerson
Electric Co.

    C. "Change of Control" means:

      (1) The purchase or other acquisition (other than from Emerson Electric Co.) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, Emerson Electric Co. or its subsidiaries or any employee benefit plan of Emerson Electric Co. or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of Emerson Electric Co. or the combined voting power of Emerson Electric Co.'s then-outstanding voting securities entitled to vote generally in the election of directors; or

      (2) Individuals who, as of the date hereof, constitute the Board of Directors of Emerson Electric Co. (the "Board" and, as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by Emerson Electric Co.'s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Emerson Electric Co., as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

      (3) Approval by the stockholders of Emerson Electric Co. of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of Emerson Electric Co. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities in substantially the same proportions as their ownership of Emerson Electric Co.'s voting securities immediately before such reorganization, merger or consolidation, or of a liquidation or dissolution of Emerson Electric Co. or of the sale of all or substantially all of the assets of Emerson Electric Co.

    D. "Committee" means the subcommittee of the Compensation and Human Resources Committee of the Board of Directors of Emerson Electric Co. which is comprised of members who are (1) not eligible to participate in the Program and (2) "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

    E. "Company" means Emerson Electric Co., a Missouri Corporation.

    F. "Covered Employee" means any executive officer of the Company whom the Committee designates as a Participant for a Fiscal Year.

    G. "Executive Compensation Executive" means the Executive
Compensation Executive of Emerson Electric Co.

    H. "Fiscal Year" means the Fiscal Year of the Company which is currently the twelve-month period ending September 30.

    I. "Participant" means an executive officer of the Company whom the Committee designates to receive an Award for a Fiscal Year.

    J. "Program" means this Emerson Electric Co. Annual Incentive
Plan.

    K. "Subsidiary" means any corporation more than 50% of whose stock is owned directly or indirectly by the Company.

  III. ELIGIBILITY

    Participation in the Program shall be limited to those executive officers of the Company as the Committee shall determine. Additions or deletions to the Program during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion or new hire.

  IV. DETERMINATION OF ANNUAL INCENTIVE AWARDS

    Annual Incentive Awards to Covered Employees shall be based upon the accomplishment of specific performance objectives. The Committee shall establish performance objectives based on the following criteria: sales, earnings, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. Performance objectives need not be the same in respect to all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. Each of the performance criteria is to be specifically defined in advance by the Committee and may include or exclude specified items of an unusual or non-recurring nature. No Award shall be paid to any Covered Employee if the applicable performance objective(s) are not achieved or if the Program is not approved by stockholders of the Company. In no event shall the total amount of an Award paid to any Covered Employee in any Fiscal Year exceed six million dollars.

    As soon as practicable after the end of each fiscal year, Annual Incentive Awards for each Participant for such Fiscal Year shall be determined by the Committee. The Committee shall certify in writing the achievement of the applicable performance objective(s) and the amount of any Awards payable to Covered Employees. Annual Incentive Awards to such Participants may be denied or adjusted downward by the Committee as, in the Committee's sole judgment, is prudent based upon its assessment of the Participant's performance and the Company's performance during the Fiscal Year.

  V. TIME FOR PAYMENTS

    Annual Incentive Awards will normally be paid by November 30th following the end of each Fiscal Year. However, each Participant shall have the right to elect to defer all or part of his payment under the Award (a) until the following January, (b) for a stated number of years, or (c) until his termination of employment. Such election must be made no later than the December 31st of the Fiscal Year with respect to which the Annual Incentive Award is granted, by filing with the Executive Compensation Executive an executed election form supplied by the Company. The election may be revoked only by the filing with the Executive Compensation Executive of a written revocation on or before the December 31st of such Fiscal Year.

    The Committee may direct, upon a showing of an emergency beyond the Participant's control which results in severe financial hardship, that a Participant who has elected to defer payment until the following January, for a stated number of years, or until his termination of employment, receive so much of his payment prior to such time as will enable the Participant to meet such emergency.

    A Participant who elects to defer payment for a stated number of years or until his termination of employment shall be paid interest on the outstanding amount. Such interest shall be credited and compounded each calendar quarter at the prime rate as of the first day of each calendar quarter. Such interest shall accrue from the date the Annual Incentive Award would otherwise have been paid had there been no deferral. For this purpose, the term "prime rate" shall mean the prime rate publicly announced by Bank of America for 90-day commercial loans.

  VI. METHOD OF PAYMENT OF DEFERRED AMOUNTS

    A Participant who has elected to defer payment of all or part of his Annual Incentive Award for a stated number of years or until his termination of employment may elect, on a form supplied by the Company, to receive payment of his deferred amounts in a lump sum or in substantially equal annual installments not exceeding ten years. Such election must be filed with the Executive Compensation Executive at least 30 days prior to the time the lump-sum payment would otherwise be made.

    Payment of amounts deferred until termination of employment will commence no later than 90 days after the end of the Fiscal Year in which the Participant terminates his employment. Payment of all other deferred amounts will commence as soon as practicable after the expiration of the deferral period.

    If a Participant dies prior to receiving the entire amounts due under the Program, the remaining unpaid amounts will be paid in a lump sum to his beneficiary within 90 days after the end of the Fiscal Year in which his death occurs.

    Each Participant shall have the right to designate a beneficiary, and to change such beneficiary from time to time, by filing a request in writing with the Executive Compensation Executive. In the event he shall not have so designated a beneficiary, or in the event a beneficiary so designated shall predecease him, the amounts otherwise payable to such beneficiary shall be paid to the Participant's executors or administrators.

    The share payable to any minor pursuant to the provisions hereof may be paid to such adult or adults as, in the opinion of the Executive Compensation Executive, have assumed the custody and principal support of such minor.

    Notwithstanding anything else contained in the Program, in the event of a Change of Control, all payments deferred under the Program, and all unpaid installments of benefits then being paid, shall be paid, at the Participant's election made at the time he makes his initial deferral election under Section V, either, (a) upon the Change of Control or (b) upon the Participant's termination of employment occurring after the Change of Control in a single lump sum. Provided, that a Participant may elect, at the time he makes his method of payment election under Section VI, to have his benefit paid in substantially equal annual installments not exceeding ten years in accordance with the first paragraph of this Section VI. In the case of a Participant who elected to defer payment of his awards for Fiscal Years commencing prior to December, 1990, such Participant had a one-time election under rules provided by the Committee, to have such awards paid in installments in lieu of a lump sum upon a Change of Control.

  VII. ADMINISTRATION OF THE PROGRAM

    The overall administration and control of the Program, including final determination of Annual Incentive Awards to each Participant, is the responsibility of the Committee. The Executive Compensation
Executive shall be responsible for implementing the actions required under the Program.

  VIII. VESTING

    A Participant must be in the employ of the Company or a Subsidiary through the last day of the Fiscal Year with respect to which an Annual Incentive Award is granted in order to be considered for the grant of such an Award by the Committee. He must also (subject to specific Committee action to the contrary as hereinafter set forth in this Section VIII) be an employee of the Company or a Subsidiary (1) on the date the award is payable pursuant to Section V hereof if payment is not deferred pursuant to such Section, or (2) on January 15 following the end of such Fiscal Year, if payment is deferred pursuant to Section V. The final determination as to Awards to be granted, and if so, the amount of such Awards, shall be made by the Committee. Subject to Section IV, and in accordance with this Section VIII, in the event a Participant terminates or is terminated by the Company or a Subsidiary, before or after the end of the Fiscal Year for any reason, including, but not limited to, retirement, disability, or death, the Committee shall have the sole discretion as to whether any such Award shall be paid, and, if so, the amount of such payment.

  IX. AMENDMENT OR TERMINATION

    The Program may be amended or terminated at any time by action of the Committee; provided, however, that unless the stockholders of Emerson Electric Co. shall have first approved thereof, no amendment of the Program shall be effective which would increase the maximum amount which can be paid to a Covered Employee under the Program, which would change the specified performance objectives for payment of Awards, or which would modify the requirements as to eligibility for participation in the Program.

  X. MISCELLANEOUS

    A. All payments under the Program shall be made from the general assets of the Company or a Subsidiary. To the extent any person acquires a right to receive payments under the Program, such right shall be no greater than that of an unsecured general creditor of the Company or Subsidiary.

    B. Nothing contained in the Program and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or a Subsidiary and any other person.

    C. No amount payable under the Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

    D. Nothing contained in the Program shall be construed as conferring upon any Participant the right to continue in the employ of the Company or a Subsidiary nor to limit the right of his employer to discharge him at any time, with or without cause.

    E. The Program shall be construed and administered in accordance with the laws of the State of Missouri.

    Approved by a subcommittee of the Compensation and Human Resources Committee of the Board of Directors effective as of October 1, 1999.

                                   APPENDIX

     Page 12 of the printed proxy contains a Performance Graph comparing cumulative total returns for the five-year period ended September 30, 1999. The information contained in said graph is depicted in the table immediately following the graph.

                         EMERSON ELECTRIC CO. [logo]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 1, 2000, commencing at 10:00 A.M., St. Louis Time, at the headquarters of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

               (Continued, and to be signed, on the other side)

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                          *  FOLD AND DETACH HERE  *


                           EMERSON ELECTRIC CO. [logo]


                                ADMISSION TICKET

                        ANNUAL MEETING OF STOCKHOLDERS
                           Tuesday, February 1, 2000
                                  10:00 A.M.
                       Emerson Electric Co. Headquarters
                           8000 W. Florissant Avenue
                              St. Louis, MO 63136


                        ==================================
                            PLEASE PRESENT THIS TICKET
                             AT THE REGISTRATION DESK
                                   UPON ARRIVAL
  NON-TRANSFERABLE      ==================================

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:         Please mark
                             ---                        your vote as
                                                        indicated in
                                                        this sample   /X/


     1. ELECTION OF DIRECTORS

          FOR all nominees                             WITHHOLD
            listed below                              AUTHORITY
         (except as marked                     to vote for all nominees
          to the contrary)                           listed below

                / /                                      / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

01 L. L. Browning, Jr., 02 A. A. Busch III, 03 R. B. Horton,
04 G. A. Lodge, 05 V. R. Loucks, Jr., 06 G. W. Tamke


     2. PROPOSAL TO APPROVE THE ANNUAL
        INCENTIVE PLAN


               FOR               AGAINST             ABSTAIN

               / /                 / /                 / /


                   I PLAN TO ATTEND THE ANNUAL MEETING

                                  / /

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement, each dated December 8, 1999.



Signature                   Signature                      Date
         -------------------          ---------------------    --------------
(If stock is owned in joint names all owners must sign)

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                            *  FOLD AND DETACH HERE  *

                        ----------------------------------
                         YOU CAN VOTE IN ONE OF TWO WAYS:
                        ----------------------------------

            1. Call toll-free 1-800-840-1208 on a touch tone telephone
                           24 hours a day-7 days a week.

                     There is NO CHARGE to you for this call.

                                        OR
                                        --

                   2. Mark, sign and date your proxy card and
                    return promptly in the enclosed envelope.



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  IF YOU WISH TO VOTE BY TELEPHONE, PLEASE FOLLOW THESE DIRECTIONS:

      READ THE ACCOMPANYING PROXY STATEMENT.

      HAVE YOUR PROXY CARD IN HAND. Call 1-800-840-1208 on a touch-tone telephone.

      You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form. Follow the recorded instructions.

      YOU DO NOT NEED TO RETURN A PROXY CARD IF YOU ARE VOTING BY TELEPHONE.
------------------------------------------------------------------------------

                              THANK YOU FOR VOTING

PLEASE ADMIT:                              ===================================
                                                     CONTROL NUMBER



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